Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2023 FINANCIAL AND OPERATING RESULTS; ANNOUNCES FILING FOR CONVERSION INTO A DELAWARE CORPORATION

MIDLAND, Texas, November 6, 2023 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the third quarter ended September 30, 2023. The Company today also announced that following the approval by the Board of Directors of Viper’s General Partner, the Company has filed with the Delaware Secretary of State to convert from a Delaware limited partnership into a Delaware corporation. This conversion will become effective on November 13, 2023.

THIRD QUARTER HIGHLIGHTS
•Q3 2023 average production of 22,141 bo/d (40,446 boe/d), an increase of 4.7% from Q2 2023 and 11.4% year over year; highest in Company history
•Received $97.4 million in lease bonus income
•Q3 2023 consolidated net income (including non-controlling interest) of $207.2 million; net income attributable to Viper Energy Partners LP of $78.6 million, or $1.11 per common unit
•Q3 2023 cash available for distribution to Viper’s common units (as defined and reconciled below) of $59.4 million, or $0.84 per common unit
•Declared Q3 2023 base cash distribution of $0.27 per common unit; implies a 3.8% annualized yield based on the November 3, 2023 unit closing price of $28.32
•Q3 2023 variable cash distribution of $0.30 per common unit; total base-plus-variable distribution of $0.57 per common unit implies an 8.1% annualized yield based on the November 3, 2023 unit closing price of $28.32
•Repurchased 0.4 million common units in Q3 2023 for $9.6 million, excluding excise tax (average price of $26.22 per unit)
•Total Q3 2023 return of capital to LP unitholders of $44.5 million, or $0.63 per common unit, represents 75% of cash available for distribution from unit repurchases and the declared base-plus-variable distribution
•Increased borrowing base from $1.0 billion to $1.3 billion upon consummation of the GRP Acquisition and increased the aggregate elected commitment amount from $750.0 million to $850.0 million; extended maturity from June 2, 2025 to September 22, 2028
•210 total gross (6.0 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q3 2023 with an average lateral length of 10,912 feet
•Initiating average daily production guidance for Q4 2023 of 24,250 to 24,750 bo/d (43,250 to 44,250 boe/d); including contribution from the GRP Acquisition for the entire quarter would result in pro forma oil production being roughly 1,500 bo/d higher for the quarter
•Increasing full year 2023 average daily production guidance to ~22,000 bo/d (~39,250 boe/d)

RECENT HIGHLIGHTS
•On October 19, 2023, completed the offering of $400.0 million in aggregate principal amount of 7.375% Senior Notes due 2031
•On October 31, 2023, completed the issuance of 7.22 million common units to Diamondback for total net proceeds of approximately $200.0 million
•On November 1, 2023, completed the acquisition of certain mineral and royalty interests from affiliates of Warwick Capital Partners and GRP Energy Capital (the “GRP Acquisition”)
•On November 2, 2023, Viper’s board of directors approved its conversion into a Delaware corporation and Viper filed its conversion documents with the Delaware Secretary of State; expected to become effective on November 13, 2023
•Kaes Van’t Hof, who currently serves as President of both Viper and Diamondback, was appointed to the Board of Directors of Viper
•Initiated preliminary average daily production guidance for full year 2024 of 25,500 to 27,500 bo/d (44,500 to 48,000 boe/d)

“Viper’s upcoming conversion into a Delaware corporation, along with the recent closing of the GRP Acquisition, combine to mark an important step in the growth and evolution of Viper. In providing increased governance rights to our current limited partners as well as an expected increase in Viper’s trading liquidity and potential investor universe, we are positioning Viper to continue to grow the business and fully highlight the advantaged nature of mineral ownership. There are many structural advantages to mineral ownership beyond cost-free royalties, with one particular example being the almost $100 million lease bonus Viper received this quarter which will allow for the future development of deeper zones on certain acreage in the Midland Basin,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “Looking specifically at operations, the third quarter was another strong quarter for Viper as production grew roughly 5% for the second consecutive quarter. As previously mentioned, we closed the GRP Acquisition on November 1 and continue to expect that acquisition to provide immediate financial accretion as well as support the long-term growth outlook of the business. We have initiated guidance for the fourth quarter that implies roughly 24.5 mbo/d of production at the midpoint, or roughly 26.0 if we would have owned the GRP assets for the entire quarter. Importantly, we have also provided preliminary full year 2024 production guidance. Within the provided range, we expect production in Q1 2024 to decline 2-3% quarter-over-quarter on a pro forma basis, but to grow throughout the year with Q4 2024 production expected to be roughly 5% higher than pro forma Q4 2023, or near the high-end of the guidance range.”

FINANCIAL UPDATE

Viper’s third quarter 2023 average unhedged realized prices were $82.48 per barrel of oil, $1.81 per Mcf of natural gas and $21.58 per barrel of natural gas liquids, resulting in a total equivalent realized price of $52.57/boe.

Viper’s third quarter 2023 average hedged realized prices were $81.44 per barrel of oil, $1.47 per Mcf of natural gas and $21.58 per barrel of natural gas liquids, resulting in a total equivalent realized price of $51.55/boe.

During the third quarter of 2023, the Company recorded total operating income of $293.2 million and consolidated net income (including non-controlling interest) of $207.2 million.

As of September 30, 2023, the Company had a cash balance of $146.8 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $680.4 million, resulting in net debt (as defined and reconciled below) of $533.5 million. Viper’s outstanding long-term debt as of September 30, 2023 consisted of $430.4 million in aggregate principal amount of its 5.375% Senior Notes due 2027 and $250.0 million in borrowings on its revolving credit facility, leaving $600.0 million available for future borrowings and $746.8 million of total liquidity.

THIRD QUARTER 2023 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

Viper announced today that the Board of Directors (the “Board”) of Viper Energy Partners General Partner declared a base distribution of $0.27 per common unit for the third quarter of 2023 payable on November 24, 2023 to eligible common unitholders of record at the close of business on November 16, 2023.

The Board also declared a variable cash distribution of $0.30 per common unit for the third quarter of 2023 payable on November 24, 2023 to eligible common unitholders of record at the close of business on November 16, 2023.

During the third quarter of 2023, Viper repurchased 0.4 million common units for an aggregate purchase price of $9.6 million, excluding excise tax (average price of $26.22 per unit). In total, since the initiation of Viper’s common unit repurchase program through September 30, 2023, the Company repurchased 12.4 million common units for an aggregate of $287.1 million, excluding excise tax, reflecting an average price of $23.07 per unit.

ACQUISITION UPDATE AND RELATED FINANCING ACTIVITIES

On November 1, 2023, the Company completed the acquisition of certain mineral and royalty interests from affiliates of Warwick Capital Partners and GRP Energy Capital for approximately 9.02 million common units and $750.0 million in cash, subject to customary post-closing adjustments (the “GRP Acquisition”). The mineral and royalty interests acquired represent approximately 4,600 net royalty acres in the Permian Basin, plus an additional 2,700 net royalty acres in other major basins. Pro forma for this Acquisition, Viper’s footprint of mineral and royalty interests as of September 30, 2023 would have totaled approximately 34,500 net royalty acres.

On September 22, 2023, Viper entered into two material amendments to its revolving credit agreement which collectively, among other things, (i) increased the aggregate elected commitment amount from $750.0 million to $850.0 million, (ii) increased the borrowing base from $1.0 billion to $1.3 billion upon consummation of the GRP Acquisition, and (iii) extended the maturity date from June 2, 2025 to September 22, 2028.

On October 19, 2023, Viper completed the offering of $400.0 million in aggregate principal amount of 7.375% Senior Notes due 2031. The Company used the net proceeds to pay a portion of the cash consideration of the GRP Acquisition.

On October 31, 2023, the Company completed the issuance of 7.22 million of its common units to Diamondback at a price of $27.72 per unit for total net proceeds of approximately $200.0 million. The net proceeds of this issuance were used to pay a portion of the cash consideration for the GRP Acquisition.

CONVERSION INTO A DELAWARE CORPORATION

On November 2, 2023, Viper’s previously announced intent to convert from a Delaware partnership into a Delaware corporation was unanimously approved by the Board and Viper filed its conversion documents with the Delaware Secretary of State. This conversion will become effective at 12:01 a.m. (Eastern Time) on November 13, 2023 and at such time the partnership will change its name from Viper Energy Partners LP to Viper Energy, Inc.

At the effective time of the conversion, the outstanding common units and Class B units of Viper will convert, on a unit-for-unit basis, into Class A Common Stock and Class B Common Stock, respectively, and the general partner will be canceled. As a result, holders of common units will become holders of Class A Common Stock and holders of Class B units will become holders of Class B Common Stock.

At the effective time of the conversion, Diamondback will beneficially own 56% of the outstanding shares of Common Stock of Viper Energy, Inc. (the same equity ownership percentage as immediately prior to the conversion). As a result, Viper Energy, Inc. will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq Stock Market LLC (“Nasdaq”) and will thereby qualify for certain exemptions from the Nasdaq corporate governance rules.

Viper has requested that, as of the open of business on November 13, 2023, Nasdaq cease trading of the common units and commence trading of the Class A Common Stock on Nasdaq under the existing ticker symbol “VNOM.” No action by the current holders of common units of Viper is currently anticipated to be necessary. A new CUSIP number has been issued for the Class A Common Stock, which will become effective at the time of the conversion.

Because Viper is already treated as a corporation for U.S. federal income tax purposes, Viper expects that the conversion will not affect the successor entity’s status as a corporation for U.S. federal income tax purposes or materially impact the U.S. federal income tax treatment of Viper’s current public common unitholders.

OPERATIONS UPDATE

During the third quarter of 2023, Viper estimates that 210 gross (6.0 net 100% royalty interest) horizontal wells with an average royalty interest of 2.9% were turned to production on its acreage position with an average lateral length of 10,912 feet. Of these 210 gross wells, Diamondback is the operator of 53 gross wells, with an average royalty interest of 8.3%, and the remaining 157 gross wells, with an average royalty interest of 1.0%, are operated by third parties.

Viper’s footprint of mineral and royalty interests was 27,189 net royalty acres as of September 30, 2023.

After giving effect to the GRP Acquisition, our gross well information as of November 1, 2023 is as follows:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production(1):
Gross wells	53	157	210
Net 100% royalty interest wells	4.4	1.6	6.0
Average percent net royalty interest	8.3%	1.0%	2.9%

Horizontal producing well count:
Gross wells	1,782	9,293	11,075
Net 100% royalty interest wells	125.8	105.6	231.4
Average percent net royalty interest	7.1%	1.1%	2.1%

Horizontal active development well count:
Gross wells	123	743	866
Net 100% royalty interest wells	5.8	8.2	14.0
Average percent net royalty interest	4.7%	1.1%	1.6%

Line of sight wells:
Gross wells	143	540	683
Net 100% royalty interest wells	9.5	8.8	18.3
Average percent net royalty interest	6.6%	1.6%	2.7%
(1) Average lateral length of 10,912 feet.

The 866 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 73 gross rigs operating on Viper’s acreage, ten of which are operated by Diamondback. The 683 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s updated guidance for the full year 2023, as well as production guidance for Q4 2023 and preliminary production guidance for full year 2024.

Viper Energy Partners

Q4 2023 Net Production - MBo/d	24.25 - 24.75
Q4 2023 Net Production - MBoe/d	43.25 - 44.25
Full Year 2023 Net Production - MBo/d	~22.00
Full Year 2023 Net Production - MBoe/d	~39.25
Preliminary Full Year 2024 Net Production - MBo/d	25.50 - 27.50
Preliminary Full Year 2024 Net Production - MBoe/d	44.50 - 48.00

Unit costs ($/boe)
Depletion	$9.50 - $10.00
Cash G&A	$0.50 - $0.60
Non-Cash Unit-Based Compensation	$0.10 - $0.15
Interest Expense	$3.00 - $3.25

Production and Ad Valorem Taxes (% of Revenue)	~7%
Cash Tax Rate (% of Pre-Tax Income Attributable to Viper Energy Partners LP)(1)	20% - 22%
Q4 2023 Cash Taxes ($ - million)(2)	$13.0 - $17.0
(1)Pre-tax income attributable to Viper Energy Partners LP is reconciled below.
(2)Attributable to Viper Energy Partners LP.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2023 on Tuesday, November 7, 2023 at 10:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; Viper’s pending conversion into a Delaware corporation, the effective time of such conversion, and any expected increase in trading liquidity and related statements; anticipated benefits of other strategic transactions (such as acquisitions or divestitures); and plans and objectives of (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash distribution policy and common unit repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine and the Israel-Hamas war on the global energy markets and geopolitical stability; instability in the financial sector; concerns over economic slowdown or potential recession; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production on Viper’s mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change and the risks and other factors disclosed in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, the new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy Partners LP
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$146,814	$18,179
Royalty income receivable (net of allowance for credit losses)	103,804	81,657
Royalty income receivable—related party	7,431	6,260
Derivative instruments	—	9,328
Other current assets	4,081	3,196
Total current assets	262,130	118,620
Property:
Oil and natural gas interests, full cost method of accounting ($1,151,711 and $1,297,221 excluded from depletion at September 30, 2023 and December 31, 2022, respectively)	3,592,768	3,464,819
Land	5,688	5,688
Accumulated depletion and impairment	(821,565)	(720,234)
Property, net	2,776,891	2,750,273
Funds held in escrow	50,000	—
Derivative instruments	—	442
Deferred income taxes (net of allowances)	48,768	49,656
Other assets	5,577	1,382
Total assets	$3,143,366	$2,920,373
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$197	$1,129
Accounts payable—related party	—	306
Accrued liabilities	24,688	19,600
Derivative instruments	9,284	—
Income taxes payable	13,322	911
Total current liabilities	47,491	21,946
Long-term debt, net	675,681	576,895
Derivative instruments	1,619	7
Total liabilities	724,791	598,848
Unitholders’ equity:
General Partner	589	649
Common units (70,861,557 units issued and outstanding as of September 30, 2023 and 73,229,645 units issued and outstanding as of December 31, 2022)	712,728	689,178
Class B units (90,709,946 units issued and outstanding September 30, 2023 and December 31, 2022)	757	832
Total Viper Energy Partners LP unitholders’ equity	714,074	690,659
Non-controlling interest	1,704,501	1,630,866
Total equity	2,418,575	2,321,525
Total liabilities and unitholders’ equity	$3,143,366	$2,920,373

Viper Energy Partners LP
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022		2023	2022
Operating income:
Royalty income	$195,614	$219,909		$514,896	$651,828
Lease bonus income—related party	97,237	372		105,585	6,652
Lease bonus income	196	1,125		1,730	3,856
Other operating income	193	211		774	506
Total operating income	293,240	221,617		622,985	662,842
Costs and expenses:
Production and ad valorem taxes	12,286	15,638		37,794	45,547
Depletion	36,280	30,460		101,331	89,833
General and administrative expenses	1,880	2,139		6,652	5,972
Total costs and expenses	50,446	48,237		145,777	141,352
Income (loss) from operations	242,794	173,380		477,208	521,490
Other income (expense):
Interest expense, net	(11,203)	(10,731)		(32,180)	(30,158)
Gain (loss) on derivative instruments, net	(2,988)	882		(30,685)	(19,366)
Other income, net	489	162		802	200
Total other expense, net	(13,702)	(9,687)		(62,063)	(49,324)
Income (loss) before income taxes	229,092	163,693		415,145	472,166
Provision for (benefit from) income taxes	21,879	(46,409)		39,735	(37,597)
Net income (loss)	207,213	210,102		375,410	509,763
Net income (loss) attributable to non-controlling interest	128,614	130,762		232,294	379,796
Net income (loss) attributable to Viper Energy Partners LP	$78,599	$79,340		$143,116	$129,967

Net income (loss) attributable to common limited partner units:			1
Basic	$1.11	$1.06		$1.99	$1.70
Diluted	$1.11	$1.06		$1.99	$1.70
Weighted average number of common limited partner units outstanding:
Basic	70,925	74,943		71,803	76,215
Diluted	70,925	74,943		71,803	76,325

Viper Energy Partners LP
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$207,213	$210,102	$375,410	$509,763
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	355	(49,656)	887	(49,656)
Depletion	36,280	30,460	101,331	89,833
(Gain) loss on derivative instruments, net	2,988	(882)	30,685	19,366
Net cash receipts (payments) on derivatives	(3,807)	(10,263)	(10,019)	(27,292)
Other	823	1,479	2,045	4,372
Changes in operating assets and liabilities:
Royalty income receivable	(23,039)	28,229	(22,147)	(25,647)
Royalty income receivable—related party	(3,047)	322	(1,171)	(8,123)
Accounts payable and accrued liabilities	6,739	9,192	4,156	3,612
Accounts payable—related party	—	—	(306)	—
Income tax payable	11,738	(2,759)	12,411	(471)
Other	3,485	(2,003)	(885)	(2,516)
Net cash provided by (used in) operating activities	239,728	214,221	492,397	513,241
Cash flows from investing activities:
Acquisitions of oil and natural gas interests—related party	—	—	(75,073)	—
Acquisitions of oil and natural gas interests	(51,101)	(40,196)	(98,510)	(38,334)
Proceeds from sale of oil and natural gas interests	(1,191)	28,609	(3,166)	57,945
Net cash provided by (used in) investing activities	(52,292)	(11,587)	(176,749)	19,611
Cash flows from financing activities:
Proceeds from borrowings under credit facility	69,000	85,000	260,000	229,000
Repayment on credit facility	(43,000)	(90,000)	(162,000)	(288,000)
Repayment of senior notes	—	—	—	(48,963)
Repurchased units as part of unit buyback	(9,650)	(50,723)	(67,181)	(118,932)
Distributions to public	(25,300)	(60,033)	(84,181)	(147,117)
Distributions to Diamondback	(40,200)	(79,535)	(127,929)	(186,550)
Other	(4,551)	(39)	(5,722)	(122)
Net cash provided by (used in) financing activities	(53,701)	(195,330)	(187,013)	(560,684)
Net increase (decrease) in cash and cash equivalents	133,735	7,304	128,635	(27,832)
Cash, cash equivalents and restricted cash at beginning of period	13,079	4,312	18,179	39,448
Cash, cash equivalents and restricted cash at end of period	$146,814	$11,616	$146,814	$11,616

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Production Data:
Oil (MBbls)	2,037	1,924	1,828
Natural gas (MMcf)	4,900	4,685	4,086
Natural gas liquids (MBbls)	867	724	664
Combined volumes (MBOE)(1)	3,721	3,429	3,173

Average daily oil volumes (BO/d)	22,141	21,143	19,870
Average daily combined volumes (BOE/d)	40,446	37,681	34,489

Average sales prices:
Oil ($/Bbl)	$82.48	$72.40	$91.87
Natural gas ($/Mcf)	$1.81	$1.09	$7.01
Natural gas liquids ($/Bbl)	$21.58	$19.07	$35.15
Combined ($/BOE)(2)	$52.57	$46.14	$69.31

Oil, hedged ($/Bbl)(3)	$81.44	$71.39	$91.26
Natural gas, hedged ($/Mcf)(3)	$1.47	$0.65	$5.36
Natural gas liquids ($/Bbl)(3)	$21.58	$19.07	$35.15
Combined price, hedged ($/BOE)(3)	$51.55	$44.97	$66.82

Average Costs ($/BOE):
Production and ad valorem taxes	$3.30	$3.68	$4.93
General and administrative - cash component(4)	0.41	0.51	0.56
Total operating expense - cash	$3.71	$4.19	$5.49

General and administrative - non-cash unit compensation expense	$0.10	$0.08	$0.11
Interest expense, net	$3.01	$3.29	$3.38
Depletion	$9.75	$9.93	$9.60
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(4)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, and provision for (benefit from) income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, net of tax, distribution equivalent rights payments and preferred distributions, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. Viper further defines cash available for variable distribution as 75 percent of cash available for distribution less base distributions declared and repurchased units as part of its unit buyback program for the applicable quarter.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA, cash available for distribution and cash available for variable distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

		Three Months Ended September 30, 2023
Net income (loss) attributable to Viper Energy Partners LP		$78,599
Net income (loss) attributable to non-controlling interest		128,614
Net income (loss)		207,213
Interest expense, net		11,203
Non-cash unit-based compensation expense		362
Depletion		36,280
Non-cash (gain) loss on derivative instruments		(819)
Provision for (benefit from) income taxes		21,879
Consolidated Adjusted EBITDA		276,118
Less: Adjusted EBITDA attributable to non-controlling interest		155,014
Adjusted EBITDA attributable to Viper Energy Partners LP		$121,104

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable for the current period		$(21,524)
Debt service, contractual obligations, fixed charges and reserves		(6,699)
Lease bonus income, net of tax		(33,427)
Distribution equivalent rights payments		(48)
Preferred distributions		(45)
Cash available for distribution to Viper Energy Partners LP unitholders		$59,361

	Three Months Ended September 30, 2023
	Amounts	Amounts Per Common Unit
Reconciliation to cash available for variable distribution:
Cash available for distribution to Viper Energy Partners LP unitholders	$59,361	$0.84

75% Committed Return of Capital	$44,521	$0.63
Less:
Base distribution	19,133	0.27
Repurchased units as part of unit buyback(1)	4,193	0.06
Cash available for variable distribution	$21,195	$0.30

Total approved base and variable distribution per unit		$0.57

Common limited partner units outstanding		70,862
(1) Reflects amounts attributable to the common unitholders’ ownership interest in Viper Energy Partners LP.

The following table presents a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to Viper Energy Partners LP. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper Energy Partners LP, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to Viper Energy Partners LP unitholders.

Viper Energy Partners LP
Pre-tax income attributable to Viper Energy Partners LP
(unaudited, in thousands)

Three Months Ended September 30, 2023

Income (loss) before income taxes	$229,092
Less: Net income (loss) attributable to non-controlling interest	128,614
Pre-tax income attributable to Viper Energy Partners LP	$100,478

Income taxes payable for the current period	$21,524
Effective cash tax rate attributable to Viper Energy Partners LP	21.4%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest adjusted for non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to Viper Energy Partners LP to the non-GAAP financial measure of adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30, 2023
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP(a)	$78,599	$1.11
Net income (loss) attributable to non-controlling interest	128,614	1.81
Net income (loss)(a)	207,213	2.92
Non-cash (gain) loss on derivative instruments, net	(819)	(0.01)
Adjusted income excluding above items(a)	206,394	2.91
Income tax adjustment for above items	78	—
Adjusted net income (loss)(a)	206,472	2.91
Less: Adjusted net income (loss) attributed to non-controlling interests	128,154	1.81
Adjusted net income (loss) attributable to Viper Energy Partners LP(a)	$78,318	$1.10

Weighted average common units outstanding:
Basic		70,925
Diluted		70,925
(a) The Company’s earnings (loss) per diluted unit amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of common units and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to Viper Energy Partners LP, (ii) less the reallocation of $0.1 million in earnings attributable to participating securities, divided by (iii) diluted weighted average common units outstanding.

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	September 30, 2023	Net Q3 Principal Borrowings/(Repayments)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(in thousands)
Total long-term debt(1)	$680,350	$26,000	$654,350	$700,350	$582,350	$675,350
Cash and cash equivalents	(146,814)		(13,079)	(9,106)	(18,179)	(11,616)
Net debt	$533,536		$641,271	$691,244	$564,171	$663,734
(1) Excludes debt issuance costs, discounts & premiums.

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Deferred Premium Puts - WTI (Cushing)	16,000	14,000	12,000	—	—
Strike	$56.25	$58.57	$60.00	—	—
Premium	$(1.70)	$(1.54)	$(1.50)	—	—

	Crude Oil (Bbls/day, $/Bbl)
	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Costless Collars - WTI (Cushing)	—	6,000	6,000	—	—
Floor	—	$65.00	$65.00	—	—
Ceiling	—	$95.55	$95.55	—	—

	Crude Oil (Bbls/day, $/Bbl)
	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Midland-Cushing Basis Swabs	4,000	—	—	—	—
Swap Price	$1.05	—	—	—	—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Natural Gas Basis Swaps - Waha Hub	30,000	30,000	30,000	30,000	30,000
Swap Price	$(1.33)	$(1.20)	$(1.20)	$(1.20)	$(1.20)

Investor Contact:

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.